United States
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004


                                   FORM 8 - K
                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




     Date of Report (Date of earliest event reported): July 18, 2002



                                PITNEY BOWES INC.



                         Commission File Number: 1-3579




     State of Incorporation                     IRS Employer Identification No.
             Delaware                                        06-0495050





                               World Headquarters
                        Stamford, Connecticut 06926-0700
                        Telephone Number: (203) 356-5000

Item 5 - Other Events.
The registrant's press release dated July 18, 2002 regarding its financial results for the period ended June 30, 2002, including consolidated statements of income and selected segment data for the three and six months ended June 30, 2002 and 2001, and consolidated balance sheets at June 30, 2002, March 31, 2002 and June 30, 2001, are attached.

Item 7 - Financial Statements and Exhibits.

c. Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit                Description
------     -------------------------------------------------------------------
    (1)       Pitney Bowes Inc. press release dated July 18, 2002.






                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                PITNEY BOWES INC.
July 19, 2002
                          /s/ B.P. Nolop
                          ---------------------------
                          B. P. Nolop
                          Executive Vice President and
                          Chief Financial Officer
                          (Principal Financial Officer)

                          /s/ A.F. Henock
                          ----------------------------
                          A. F. Henock
                          Vice President - Finance
                          (Principal Accounting Officer)

                                                                    EXHIBIT 1
                                                                    ---------

FOR IMMEDIATE RELEASE
---------------------

PITNEY BOWES MEETS EARNINGS GUIDANCE FOR SECOND QUARTER 2002
-----------------------------------------------------------

                o Diluted Earnings Per Share of 59 Cents
                o Launch of New Digital Line of Mailing Systems
                o Definitive Agreement to Acquire PSI Group, Inc.

STAMFORD, Conn., July 18, 2002 - Pitney Bowes Inc. (NYSE: PBI) today announced second quarter 2002 results that included diluted earnings per share of 59 cents, compared to 58 cents from continuing operations for the second quarter of 2001, excluding special items.
          Revenue grew six percent to $1.08 billion and income from continuing operations for the quarter was $143.1 million. The income from continuing operations compares with $144.5 million in last year's second quarter excluding special items, and $187.9 million including special items.
          During the quarter, the company repurchased 2.2 million of its shares outstanding, leaving $139 million of authorization for future share repurchases.
          Free cash flow for the quarter was $80 million excluding payments related to special items, and $62 million including these payments. Free cash flow was affected by the timing of tax payments during the quarter as well as the build-up of receivables and inventory associated with the successful launch of new products and an increase in receivables related to the U.S. postal rate change. Year-to-date, free cash flow, excluding payments related to special items, was $269 million. Including payments for special items, free cash flow was $230 million.

                                   (2)

          As previously announced in June, the company signed a definitive agreement to acquire 100% of the stock of the PSI Group, Inc. (PSI), the nation's largest mail pre-sort company, for $130 million in cash. Subject to the completion of certain conditions, the company expects the transaction to close in the third quarter 2002.
         Commenting on the quarter, Pitney Bowes Chairman and Chief Executive Officer Michael J. Critelli said, "This quarter was representative of our year thus far, where our underlying strength has enabled us to meet our earnings targets despite weakened economic conditions, while still taking actions to position us for continued, profitable growth into the future. Toward the end of the quarter, our sales force began selling the most comprehensive and technologically-advanced product line in Pitney Bowes' history. Currently launched in the U.S., the U.K. and Canada, our unique DM line of digital, networked mailing systems utilizes our patented Intellilink(TM) technology and provides our U.S. customers with convenient access to discounted special mailing services such as delivery confirmation and signature confirmation, among other benefits. These systems, based on a global architecture, will be available to the rest of the world shortly. We are very pleased with the reception they have already received from our customers in the brief time they have been available.
        "The agreement to acquire PSI Group is part of our strategy to further expand our presence in the integrated mail and document management markets. The acquisition of this premier mail pre-sort business will allow us to offer new, value-added services to our customers and provide PSI customers access to the many Pitney Bowes products and services that can help them operate more cost-effectively.
         "These actions, together with other pending initiatives, will further deliver shareholder and customer value as we strengthen our ability to provide leading-edge global, integrated mail and document management solutions to organizations of all sizes."
         The Global Mailing Segment includes worldwide revenue and related expenses from the sale, rental and financing of mail finishing, mail creation and shipping equipment, related supplies and services, postal payment solutions, small business solutions and software. In the second quarter, Global Mailing revenue increased one percent while operating profit declined less than one percent. Excluding the revenue from the acquisition of Secap SA, Global Mailing revenue declined two percent for the quarter.

                                   (3)

Although results were impacted by a weak economy and a sales force that was in training to prepare for the launch of the new DM line late in the quarter, U.S. Global Mailing experienced strong demand for all of its products, including the new digital, networked mailing systems.
         International Global Mailing experienced double-digit revenue growth, supported by acquisition revenue and improving business trends in the UK. Excluding the revenue from the acquisition of Secap SA, international Global Mailing revenue grew less than one percent despite the adverse impact of a weak global economy and a related continued slow-down in orders for mailing equipment in most of continental Europe.
         The Enterprise Solutions Segment includes Pitney Bowes Management Services (PBMS) and Document Messaging Technologies (DMT). Revenue from Management Services includes facilities management contracts for advanced mailing, reprographic, document management and other value-added services to large enterprises. Revenue from DMT includes sales, service and financing of high speed, software-enabled production mail systems, sorting equipment, incoming mail systems, electronic statement, billing and payment solutions, and mailing software in the U.S. The Enterprise Solutions segment reported revenue growth of 21 percent and operating profit growth of 15 percent.
         PBMS reported revenue growth of 38 percent to $241 million when compared to the prior year, and operating profit growth of 48 percent.
Excluding the revenue from the acquisition of Danka Services International
(DSI), PBMS revenue increased two percent for the quarter. The weak economy continues to have an adverse impact on some of our largest customers, which in turn resulted in reduced revenue growth opportunities for PBMS.
         DMT reported revenue of $58 million for the quarter, a decline of 20 percent from the prior year, with a greater decline in operating profit. Continued slow placements of high margin equipment, an increase in lower margin service revenue and investments in new product development contributed to the decline in operating profit during the quarter.
         The company's integrated mail and document management services offered by its Enterprise Solutions organizations are especially valued by many large enterprises in today's economic environment as a way to increase the impact and reduce the costs of their integrated mail and document flow. The multi-year agreement signed during the quarter with Aetna is an example of a company which turned to Pitney Bowes to provide services and expertise that will contribute to reductions in Aetna's operating costs for their document production.

                                   (4)

         Total Messaging Solutions, the combined results of the Global Mailing and Enterprise Solutions segments, showed a six percent increase in revenue and a marginal increase in operating profit.
         The Capital Services Segment includes primarily asset- and fee-based income generated by financing or arranging transactions for the acquisition of non-Pitney Bowes equipment. Revenue for the quarter declined four percent and operating profit increased 12 percent due to lower interest costs versus the prior year.
         The company expects revenue growth for the third quarter to be in a range of five to seven percent and six to seven percent for the full year. Diluted earnings per share are expected to be in the range of 60 to 62 cents for the third quarter 2002 and $2.37 to $2.40 for the full year.
         Second quarter 2002 revenue included $568.7 million from sales, up nine percent from $522.4 million in the second quarter of 2001; $369.5 million from rentals and financing, up one percent from $365.1 million; and $143.2 million from support services, up seven percent from $133.3 million. Net income for the period was $143.1 million, or 59 cents per diluted share. Income from continuing operations for the second quarter 2001 was $187.9 million or 76 cents per diluted share which included the following special gains and charges: a $362 million net pre-tax gain as a result of settling a lawsuit with Hewlett-Packard; a $248 million pre-tax charge associated with the company's transition to the next generation of networked technology; and a $29 million pre-tax charge related to initiatives associated with a restructuring plan. Excluding these special gains and charges, second quarter 2001 income from continuing operations was $144.5 million or 58 cents per diluted share and net income was $133.7 million or 54 cents per diluted share. Second quarter 2001 net income included a loss of $10.8 million from discontinued operations or approximately four cents per diluted share.
         For the six-month period ended June 30, 2002, revenue was $2.131 billion, up seven percent from $1.987 billion in 2001. Net income for 2002 was $272.6 million or $1.12 per diluted share compared to income from continuing operations for 2001 which, excluding special gains and charges, was $276.1 million, or $1.11 per diluted share. Year-to-date pre-tax restructuring charges for 2001 totaled approximately $104 million, of which $71 million was related to continuing operations. Year-to-date net income for 2001, including special gains and charges, was $281.0 million or $1.13 per diluted share. The year-to-date net income for 2001 included a loss of $10.8 million from discontinued operations, or four cents per diluted share.

                                   (5)

         Management of Pitney Bowes will discuss the company's financial results in a conference call today scheduled for 5:00 p.m. EDT. Instructions for listening to the conference call over the WEB are available on the Investor Relations page of the company's web site at
www.investorrelations.pitneybowes.com.
-------------------------------------
         Pitney Bowes is a $4 billion global provider of integrated mail, messaging and document management solutions headquartered in Stamford, Connecticut. The company serves over 2 million businesses of all sizes through dealer and direct operations in more than 130 countries. For additional information on the company, its products and solutions visit
www.pitneybowes.com.
-------------------

The statements contained in this news release that are not purely historical are forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology such as the words "expects," "anticipates," "intends" and other similar words. Such forward-looking statements include, but are not limited to, statements about pending and possible acquisitions, restructuring charges and our future guidance, including our expected revenue for the third quarter and full year 2002, and our expected diluted earnings per share for the third quarter and full year 2002. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to further adverse changes in the economic environment, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2001 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced or proposed acquisitions. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.
==============================================================================
Note: Consolidated statements of income for the three and six months ended June 30, 2002 and 2001, and consolidated balance sheets at June 30, 2002, March 31, 2002, and June 30, 2001, are attached.

                                                           Pitney Bowes Inc.
                                               Consolidated Statements of Income
                                                            (Unaudited)
                                                             ----------

(Dollars in thousands, except per share data)
                                                                   Three Months Ended June 30,            Six Months Ended June 30,
                                                                  ----------------------------          ---------------------------
                                                                        2002              2001                  2002           2001
                                                                  ----------        ----------          ------------     ----------
Revenue from:
   Sales and management services                                  $  568,688        $  522,434          $  1,109,887     $  993,906
   Rentals and financing                                             369,466           365,098               739,618        733,090
   Support services                                                  143,171           133,332               281,328        260,191
                                                                  ----------        ----------          ------------     ----------

          Total revenue                                            1,081,325         1,020,864             2,130,833      1,987,187
                                                                  ----------        ----------          ------------     ----------

Costs and expenses:
   Cost of sales and management services                             339,654           303,961               673,924        582,311
   Cost of rentals and financing                                      90,005            90,227               180,672        181,060
   Cost of meter transition (*)                                            -           247,700                     -        247,700
   Selling, service and administrative                               361,930           336,137               718,598        659,040
   Research and development                                           36,095            34,865                70,164         66,467
   Other income (*)                                                        -          (362,172)                    -       (362,172)
   Interest, net                                                      45,327            44,301                90,625         94,886
   Restructuring charges (*)                                               -            27,609                     -         70,760
                                                                  ----------        ----------          ------------     ----------

          Total costs and expenses                                   873,011           722,628             1,733,983      1,540,052
                                                                  ----------        ----------          ------------     ----------

Income from continuing operations
   before income taxes                                               208,314           298,236               396,850        447,135

Provision for income taxes                                            65,211           110,380               124,230        155,342
                                                                  ----------        ----------          ------------     ----------

Income from continuing operations                                    143,103           187,856               272,620        291,793
Discontinued operations                                                    -           (10,827)                    -        (10,827)
                                                                  ----------        ----------          ------------     ----------

Net income                                                        $  143,103        $  177,029          $    272,620     $  280,966
                                                                  ==========        ==========          ============     ==========

Basic earnings per share
   Continuing operations                                          $     0.60        $     0.76          $       1.13     $     1.18
   Discontinued operations                                                 -             (0.04)                    -          (0.04)
                                                                  ----------        ----------          ------------     ----------
   Net income                                                           0.60              0.72                  1.13           1.14
      Special items after-tax (*)                                          -             (0.17)                    -          (0.06)
      Discontinued operations                                              -              0.04                     -           0.04
                                                                  ----------        ----------          ------------     ----------

   Income from continuing operations
      excluding special items                                     $     0.60        $     0.59          $       1.13     $     1.12
                                                                  ==========        ==========          ============     ==========

Diluted earnings per share
   Continuing operations                                          $     0.59        $     0.76          $       1.12     $     1.17
   Discontinued operations                                                 -             (0.04)                    -          (0.04)
                                                                  ----------        ----------          ------------     ----------
   Net income                                                           0.59              0.71                  1.12           1.13
      Special items after-tax (*)                                          -             (0.17)                    -          (0.06)
      Discontinued operations                                              -              0.04                     -           0.04
                                                                  ----------        ----------          ------------     ----------

   Income from continuing operations
      excluding special items                                     $     0.59        $     0.58          $       1.12     $     1.11
                                                                  ==========        ==========          ============     ==========

Average common and potential common
   shares outstanding                                            242,968,251       248,420,347           243,733,950    249,146,896
                                                                 ===========       ===========          ============    ===========

Note: Special items are indicated by the asterisks above or are otherwise explained in the press release. Special items for the three and six months ended June 30, 2001 resulted in a net after-tax gain of $43,306 and $15,689, respectively.

            The sum of the earnings per share amounts may not equal the totals above due to rounding.

                                Pitney Bowes Inc.
                           Consolidated Balance Sheets
                                   (Unaudited)
                                   -----------

(Dollars in thousands, except per share data)

Assets                                                                     6/30/02               3/31/02               6/30/01
------                                                               -------------         -------------         -------------
Current assets:
    Cash and cash equivalents                                        $     240,643         $     264,323         $     199,609
    Short-term investments, at cost which
        approximates market                                                 11,946                10,545                 3,472
    Accounts receivable, less allowances:
        6/02  $33,392  3/02  $32,199  6/01  $30,356                        414,322               394,692               385,799
    Finance receivables, less allowances:
        6/02  $66,991  3/02  $64,427  6/01  $56,779                      1,622,835             1,598,463             1,463,061
    Inventories                                                            193,533               172,804               166,917
    Other current assets and prepayments                                   161,117               148,063               157,086
    Net assets of discontinued operations                                        -                     -               223,578
                                                                     -------------         -------------         -------------
          Total current assets                                           2,644,396             2,588,890             2,599,522
                                                                     -------------         -------------         -------------

Property, plant and equipment, net                                         554,489               537,850               516,943
Rental equipment and related inventories, net                              450,508               450,582               477,230
Property leased under capital leases, net                                    1,006                 1,193                 2,121
Long-term finance receivables, less allowances:
        6/02  $66,143  3/02  $66,913  6/01  $67,491                      1,780,539             1,816,210             1,849,533
Investment in leveraged leases                                           1,388,732             1,368,729             1,221,143
Goodwill                                                                   668,552               668,908               568,258
Other assets                                                               818,336               818,002               652,192
Net assets of discontinued operations                                            -                     -               216,802
                                                                     -------------         -------------         -------------

Total assets                                                         $   8,306,558         $   8,250,364         $   8,103,744
                                                                     =============         =============         =============

Liabilities and stockholders' equity
------------------------------------
Current liabilities:
    Accounts payable and accrued liabilities                         $   1,280,707         $   1,367,091         $   1,171,173
    Income taxes payable                                                   237,225               290,024               386,201
    Notes payable and current portion of
        long-term obligations                                            1,459,165             1,234,773             1,109,459
    Advance billings                                                       339,587               321,264               343,218
                                                                     -------------         -------------         -------------

          Total current liabilities                                      3,316,684             3,213,152             3,010,051
                                                                     -------------         -------------         -------------

Deferred taxes on income                                                 1,284,301             1,260,820             1,159,810
Long-term debt                                                           2,129,027             2,233,844             2,006,964
Other noncurrent liabilities                                               353,638               347,136               325,015
                                                                     -------------         -------------         -------------

          Total liabilities                                              7,083,650             7,054,952             6,501,840
                                                                     -------------         -------------         -------------

Preferred stockholders' equity in a
    subsidiary company                                                     310,000               310,000               310,000

Stockholders' equity:
    Cumulative preferred stock, $50 par value,
        4% convertible                                                          24                    24                    24
    Cumulative preference stock, no par value,
        $2.12 convertible                                                    1,539                 1,552                 1,632
    Common stock, $1 par value                                             323,338               323,338               323,338
    Capital in excess of par value                                             960                 2,013                 5,033
    Retained earnings                                                    3,788,916             3,716,613             3,904,437
    Accumulated other comprehensive income                                (132,796)             (154,304)             (146,917)
    Treasury stock, at cost                                             (3,069,073)           (3,003,824)           (2,795,643)
                                                                     -------------         -------------         -------------

          Total stockholders' equity                                       912,908               885,412             1,291,904
                                                                     -------------         -------------         -------------

Total liabilities and stockholders' equity                           $   8,306,558         $   8,250,364         $   8,103,744
                                                                     =============         =============         =============

                                          Pitney Bowes Inc.
                                    Revenue and Operating Profit
                                         By Business Segment
                                            June 30, 2002
                                             (Unaudited)

(Dollars in thousands)
                                                                                              %
                                                         2002             2001(2)          Change
                                                   ----------         ----------         --------
Second Quarter
--------------
     Revenue
     -------

     Global Mailing                                $  737,203        $   727,265                1%
     Enterprise Solutions                             299,131            246,882               21%

                                                   ----------         ----------         ---------
          Total Messaging Solutions                 1,036,334            974,147                6%
                                                   ----------         ----------         ---------

     Capital Services                                  44,991             46,717               (4%)
                                                   ----------         ----------         ---------

     Total Revenue                                 $1,081,325         $1,020,864                6%
                                                   ==========         ==========         =========

     Operating Profit (1)
     --------------------

     Global Mailing                                $  225,087        $   227,207               (1%)
     Enterprise Solutions                              22,354             19,405               15%

                                                   ----------         ----------         ---------
          Total Messaging Solutions                   247,441            246,612                -
                                                   ----------         ----------         ---------

     Capital Services                                  19,859             17,657               12%
                                                   ----------         ----------         ---------

     Total Operating Profit                        $  267,300        $   264,269               1%
                                                   ==========         ==========         =========

(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

(2) Prior year amounts have been reclassified to conform with the current year presentation.

                                          Pitney Bowes Inc.
                                    Revenue and Operating Profit
                                         By Business Segment
                                            June 30, 2002
                                             (Unaudited)

(Dollars in thousands)
                                                                                              %
                                                         2002           2001 (2)           Change
                                                   ----------        ----------          --------
Year to Date
------------
     Revenue
     -------

     Global Mailing                                $1,449,294        $1,415,489                 2%
     Enterprise Solutions                             590,521           477,472                24%

                                                   ----------        ----------          ---------
          Total Messaging Solutions                 2,039,815         1,892,961                 8%
                                                   ----------        ----------          ---------

     Capital Services                                  91,018            94,226                (3%)
                                                   ----------        ----------          ----------
     Total Revenue                                 $2,130,833        $1,987,187                 7%
                                                   ==========        ==========          ==========

     Operating Profit (1)
     -------------------

     Global Mailing                                $  426,668        $  431,536                (1%)
     Enterprise Solutions                              39,935            38,224                 4%

                                                   ----------        ----------          ----------
          Total Messaging Solutions                   466,603           469,760                (1%)
                                                   ----------        ----------          ----------

     Capital Services                                  39,566            35,204                12%
                                                   ----------        ----------          ----------
     Total Operating Profit                        $  506,169        $  504,964                 -
                                                   ==========        ==========          ==========

(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

(2) Prior year amounts have been reclassified to conform with the current year presentation.